UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-93431

                         Capital Auto Receivables, Inc.
                                  on behalf of
                   Capital Auto Receivables Asset Trust 2002-1
             (Exact name of registrant as specified in its charter)

   200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Capital Auto Receivables Asset Trust 2002-1
            One Month LIBOR Plus 0.07% Asset Backed Notes, Class A-2
            One Month LIBOR Plus 0.08% Asset Backed Notes, Class A-3
                       4.16% Asset Backed Notes, Class A-4
            (Title of each class of securities covered by this Form)

                                       N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)       [   ]            Rule  12h-3(b)(1)(i)       [X]
Rule  12g-4(a)(1)(ii)      [   ]            Rule  12h-3(b)(1)(ii)      [   ]
Rule  12g-4(a)(2)(i)       [   ]            Rule  12h-3(b)(2)(i)       [   ]
Rule  12g-4(a)(2)(ii)      [   ]            Rule  12h-3(b)(2)(ii)      [   ]
                                            Rule  15d-6                [   ]

Approximate  number of holders of record as of the certification or notice date:
78

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2002-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2003                       By: /s/ Linda K. Zukauckas
                                              --------------------------
                                              Linda K. Zukauckas, Controller and
                                              Principal Accounting Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-75464

                         Capital Auto Receivables, Inc.
                                  on behalf of
                  Capital Auto Receivables Asset Trust 2002-2
             (Exact name of registrant as specified in its charter)

   200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Capital Auto Receivables Asset Trust 2002-2
                       2.89% Asset Backed Notes, Class A-2
                       3.82% Asset Backed Notes, Class A-3
                       4.50% Asset Backed Notes, Class A-4
                         4.18% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                       N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)       [   ]            Rule  12h-3(b)(1)(i)       [X]
Rule  12g-4(a)(1)(ii)      [   ]            Rule  12h-3(b)(1)(ii)      [   ]
Rule  12g-4(a)(2)(i)       [   ]            Rule  12h-3(b)(2)(i)       [   ]
Rule  12g-4(a)(2)(ii)      [   ]            Rule  12h-3(b)(2)(ii)      [   ]
                                            Rule  15d-6                [   ]

Approximate  number of holders of record as of the certification or notice date:
78

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2002-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2003                       By: /s/ Linda K. Zukauckas
                                              --------------------------
                                              Linda K. Zukauckas, Controller and
                                              Principal Accounting Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-75464

                         Capital Auto Receivables, Inc.
                                  on behalf of
                  Capital Auto Receivables Asset Trust 2002-3
             (Exact name of registrant as specified in its charter)

   200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Capital Auto Receivables Asset Trust 2002-3
            One Month LIBOR Plus 0.04% Asset Backed Notes, Class A-1
                      3.05% Asset Backed Notes, Class A-2a
            One Month LIBOR Plus 0.07% Asset Backed Notes, Class A-2b
                       3.58% Asset Backed Notes, Class A-3
            One Month LIBOR Plus 0.11% Asset Backed Notes, Class A-4
                        3.44 % Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                       N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)       [   ]            Rule  12h-3(b)(1)(i)       [X]
Rule  12g-4(a)(1)(ii)      [   ]            Rule  12h-3(b)(1)(ii)      [   ]
Rule  12g-4(a)(2)(i)       [   ]            Rule  12h-3(b)(2)(i)       [   ]
Rule  12g-4(a)(2)(ii)      [   ]            Rule  12h-3(b)(2)(ii)      [   ]
                                            Rule  15d-6                [   ]

Approximate  number of holders of record as of the certification or notice date:
123

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2002-3 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2003                       By: /s/ Linda K. Zukauckas
                                              --------------------------
                                              Linda K. Zukauckas, Controller and
                                              Principal Accounting Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-75464

                         Capital Auto Receivables, Inc.
                                  on behalf of
                  Capital Auto Receivables Asset Trust 2002-4
             (Exact name of registrant as specified in its charter)

   200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Capital Auto Receivables Asset Trust 2002-4
            One Month LIBOR Plus 0.04% Asset Backed Notes, Class A-2a
                      1.74% Asset Backed Notes, Class A-2b
            One Month LIBOR Plus 0.05% Asset Backed Notes, Class A-3
                       2.64% Asset Backed Notes, Class A-4
                         2.62% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                       N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)       [   ]            Rule  12h-3(b)(1)(i)       [X]
Rule  12g-4(a)(1)(ii)      [   ]            Rule  12h-3(b)(1)(ii)      [   ]
Rule  12g-4(a)(2)(i)       [   ]            Rule  12h-3(b)(2)(i)       [   ]
Rule  12g-4(a)(2)(ii)      [   ]            Rule  12h-3(b)(2)(ii)      [   ]
                                            Rule  15d-6                [   ]

Approximate  number of holders of record as of the certification or notice date:
92

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2002-4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2003                       By: /s/ Linda K. Zukauckas
                                              --------------------------
                                              Linda K. Zukauckas, Controller and
                                              Principal Accounting Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-75464

                         Capital Auto Receivables, Inc.
                                  on behalf of
                  Capital Auto Receivables Asset Trust 2002-5
             (Exact name of registrant as specified in its charter)

   200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Capital Auto Receivables Asset Trust 2002-5
            One Month LIBOR Plus 0.06% Asset Backed Notes, Class A-2a
                      1.71% Asset Backed Notes, Class A-2b
            One Month LIBOR Plus 0.09% Asset Backed Notes, Class A-3a
                      2.30% Asset Backed Notes, Class A-3b
                       2.92% Asset Backed Notes, Class A-4
                         2.80% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                       N/A
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule  12g-4(a)(1)(i)       [   ]            Rule  12h-3(b)(1)(i)       [X]
Rule  12g-4(a)(1)(ii)      [   ]            Rule  12h-3(b)(1)(ii)      [   ]
Rule  12g-4(a)(2)(i)       [   ]            Rule  12h-3(b)(2)(i)       [   ]
Rule  12g-4(a)(2)(ii)      [   ]            Rule  12h-3(b)(2)(ii)      [   ]
                                            Rule  15d-6                [   ]

Approximate  number of holders of record as of the certification or notice date:
97

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2002-5 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2003                       By: /s/ Linda K. Zukauckas
                                              --------------------------
                                              Linda K. Zukauckas, Controller and
                                              Principal Accounting Officer